WHITE MOUNTAIN TITANIUM CORPORATION

2010 MANAGEMENT COMPENSATION PLAN

SECTION 1

BACKGROUND AND PURPOSE

1.1.          Effective Date.  The Plan is effective as of January 1, 2010.

1.2           Purpose of the Plan.  The purpose of this Plan is to create an employee benefit plan for employees, officers and directors for services provided to the Company, and  to increase stockholder value and the success of the Company by motivating members of Management of the Company (1) to provide services to the Company and perform to the best of their abilities, (2) to achieve the Company’s objectives, and (3) to allow the Company to minimize the cash component of compensation while at the same time providing a sufficiently attractive overall compensation plan with which to attract and retain Management ..  The Plan’s goals are to be achieved by providing Participants with the opportunity to earn awards based upon their performance during a Fiscal Year.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1           “Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.

2.2           “Award” means as to any Fiscal Year, the actual number of Shares payable to a Participant from the Share Pool for the Fiscal Year.  Each Award is determined by the Chairman for the Fiscal Year, subject to the Committee’s authority under Section 3.4 to eliminate or reduce the Award otherwise determined by the Chairman.

2.3           “Board” means the Board of Directors of the Company.

2.4           “Chairman” means the executive chairman of the Company as established in the Company’s Bylaws.

2.5           “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.6           “Committee” means the compensation committee, or a committee of the Board performing a similar function, appointed by the Board to administer the Plan.

2.7           “Company” means White Mountain Titanium Corporation, a Nevada corporation, or any successor thereto.

2.8           “Determination Date” means the last business day of each Fiscal Year.

2.9           “Disability” means total and permanent disability as defined in section 22(e) (3) of the Code, provided that the Committee in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Company from time to time.

2.10          “Fiscal Year” means any Fiscal Year of the Company beginning with the year ended December 31, 2008.

2.11          “Grant Date” means the dated upon which the Award is approved by the Committee pursuant to Section 3.4 hereof.

2.12          “Management Member” means any director, officer or employee of or consultant to the Company or an Affiliate, whether such party is so serving at the time the Plan is adopted or commences service subsequent to the adoption of the Plan.

2.13          “Participant” means as to any Fiscal Year, a Management Member who has been selected by the Chairman for participation in the Plan for that Fiscal Year.

2.14          “Plan” means the Company’s Management Compensation Plan, as set forth in this instrument and as hereafter amended from time to time.

2.15          “Share Pool” shall mean 1% of the total outstanding Shares as of the Determination Date.

2.16          “Shares” means shares of the Company’s common stock.

SECTION 3

SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1           Selection of Participants.  The Chairman, in his or her sole discretion, shall select the Management Members who shall be Participants for any Fiscal Year.

3.2           Determination of Awards.  Subject to the action of the Committee as set forth in Section 3.4 hereof, the Chairman, in his or her sole discretion, shall determine the number of Shares for each Participant.  The aggregate Awards for any Fiscal Year shall not exceed the total number of Shares in the Share Pool on the Determination Date.

3.3           Date for Determinations. The Chairman shall make all determinations under Sections 3.1 and 3.2 on or before the Determination Date.  The Committee shall approve or reject any Award, or shall reduce the amount of any Award,

3.4           Action by the Committee.  As to each Award granted by the Chairman, the Committee shall approve, reject, or reduce such Award on or before the 20th day following the Fiscal Year for which such Award was granted.

3.5           Selection and Determination by Committee or Board.  In the event that on any Determination Date there shall be no Chairman, the Committee shall perform the functions of the Chairman hereunder.  In the event that on any Determination Date there shall be no Chairman or Committee, the Board shall perform the functions of the Chairman and Committee hereunder.

3.6           Awards for 2008 and 2009.  For the Fiscal Years ended December 31, 2008 and 2009, the following awards, approved by the Board on January 12, 2010, are hereby approved:  Michael Kurtanjek 252,000 Shares; Brian Flower 252,000 Shares; Chuck Jenkins 72,000 Shares; Howard Crosby 54,000 Shares; Christian Feddersen 54,000 Shares; and Maria Eugenia Moscoso 36,000 Shares.

SECTION 4

PAYMENT OF AWARDS

4.1           Timing of Payment. Subject to Section 3.4, payment of each Award shall be made as soon as administratively practicable, however, in no event later than the 30th day following the end of the applicable Fiscal Year.

4.2           Form of Payment. At the option of the Chairman, each Award may be paid in restricted stock granted under the Company’s equity compensation plan in effect at the time of payment of the Award, or any such other shareholder approved equity compensation plan, or in cash in a single lump sum (unless such amounts are otherwise deferred under a deferral election made in compliance with section 409A of the Code), or in any combination of Shares and Cash.  The amount of any cash payment shall be determined by dividing the Shares awarded to the Participant by the fair market value of a Share on the Determination Date.  For this purpose, “fair market value” shall mean the closing price of the Shares on the Determination Date as reported on the Company’s principal trading market for the Shares.  The Shares shall be fully vested upon the Grant Date.

4.3           Payment in the Event of Death or Disability. If a Participant dies, or is determined to have a Disability, prior to the payment of an Award that was scheduled to be paid to him or her prior to death, or the determination of a Disability, for a prior Fiscal Year, the Award shall be paid, in the case of death, to his or her estate, and in the case of Disability, to the Participant or any other person authorized under applicable law.

SECTION 5

ADMINISTRATION

5.1           Committee is the Administrator. The Plan shall be administered by the Chairman, subject to Section 3.4 hereof.

5.2           Authority. It shall be the duty of the Chairman to administer the Plan in accordance with the Plan’s provisions.  The Chairman shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Management Members shall be granted Awards, (b) prescribe the terms and conditions of Awards, (c) interpret the Plan and the Awards, (d) adopt such procedures as are necessary or appropriate to permit participation in the Plan by Management Members who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules.

5.3           Decisions Binding. All determinations and decisions made by the Chairman, the Committee, or the Board pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

SECTION 6

GENERAL PROVISIONS

6.1           Tax Withholding. The Company or an Affiliate, as determined by the Chairman, shall withhold all applicable taxes from any Award, including any federal, state and local taxes applicable to U.S. Participants (including, but not limited to, the Participant’s FICA and SDI obligations).

6.2           No Effect on Employment or Engagement. Nothing in the Plan shall interfere with or limit in any way the right of the Company or an Affiliate, as applicable, to remove any Participant from office or to terminate any Participant’s employment or engagement at any time, with or without cause.  The Company expressly reserves the right, which may be exercised at any time and without regard to when during or after a Fiscal Year such exercise occurs, to remove an individual from office or to terminate any individual’s employment or engagement with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

6.3           Indemnification. The Chairman and each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

6.4           Successors. All obligations of the Company and any Affiliate under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company and/or such Affiliate, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company or such Affiliate.

6.5           Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any unpaid award shall be paid in the event of the Participant’s death.  Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Chairman.  In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

6.6           Nontransferability of Awards. No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 6.6.  All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

6.7           Deferrals. The Chairman, in his or her sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan.  Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Chairman in his or her sole discretion.

SECTION 7

AMENDMENT, TERMINATION AND DURATION

7.1           Amendment, Suspension or Termination. The Board may amend or terminate the Plan, or any part thereof, at any time and for any reason.  The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore granted to such Participant.  No Award may be granted during any period of suspension or after termination of the Plan.

7.2           Duration of the Plan. The Plan shall commence on the date specified herein, and subject to Section 7.1 (regarding the Board’s right to amend or terminate the Plan), shall remain in effect thereafter.

SECTION 8

LEGAL CONSTRUCTION

8.1           Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

8.2           Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

8.3           Requirements of Law. The granting of awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

8.4           Governing Law. The Plan and all awards shall be construed in accordance with and governed by the laws of the State of Nevada, but without regard to its conflict of law provisions.

8.5           Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

IN WITNESS WHEREOF, this plan has been approved for the Company by the undersigned this 8th day of February 2010.

/s/ Michael P. Kurtanjek
Michael P. Kurtanjek, President

/s/Brian Flower
Brian Flower, Executive Chairman